Exhibit 99.1

RPM Reports Fiscal 2016 Third-Quarter Results

•	Sales increase 5%, EBIT up 23% despite negative impact of foreign currency

•	Net income of $19 million compares to a reported loss of $57 million in fiscal 2015 third quarter that was driven by a tax accrual

•	Diluted EPS of $0.14 compares to a reported loss of $0.44 in prior year

•	Full-year guidance for fiscal 2016 maintained at $2.50 per diluted share

MEDINA, OH – April 6, 2016 – RPM International Inc. (NYSE: RPM) today reported record sales and EBIT for its fiscal 2016 third quarter ended February 29, 2016, despite the strong U.S. dollar and overall weakness in many global markets outside the U.S.

Third-Quarter Results

Net sales grew 4.5% to $988.6 million in the fiscal 2016 third quarter from $946.4 million in the fiscal 2015 third quarter. Consolidated earnings before interest and taxes (EBIT) were $42.1 million, up 23.1% from $34.2 million a year ago. Net income of $18.6 million in the fiscal 2016 third quarter compares to a reported loss of $57.3 million a year ago. Third-quarter diluted earnings per common share were $0.14, compared to a year-ago reported loss of $0.44.

The year-ago loss for the quarter was due to a one-time, non-cash net charge for a tax accrual related to possible repatriation of overseas earnings to fund future obligations for the company’s Specialty Products Holding Corp. (SPHC) bankruptcy settlement. On an as-adjusted basis, earnings per diluted share were $0.20 in the prior year’s third quarter, which included a $13.0 million or $0.10 per share tax benefit.

“We were pleased with RPM’s performance during our seasonally slow third quarter, considering the headwinds posed by foreign currency translation, which reduced sales by 4.2% in the quarter, along with declining economies in a number of the international markets we serve,” stated Frank C. Sullivan, RPM chairman and chief executive officer. “We were able to leverage good sales growth into EBIT growth of 23%.”

Third-Quarter Segment Sales and Earnings

Industrial segment sales declined 3.1% to $484.0 million from $499.6 million in the fiscal 2015 third quarter. Organic sales improved 2.6%, while acquisitions added 0.7%. Foreign currency translation negatively impacted sales by 6.4%. Industrial segment EBIT for the quarter of $2.1 million, was $6.7 million below last year’s EBIT of $8.8 million. During the quarter, the industrial segment had $6.9 million in higher product warranty expenses and severance-related charges across businesses operating in weaker end markets. Excluding these items, industrial EBIT would have been up slightly year over year.

RPM Reports Fiscal 2016 Third-Quarter Results

April 6, 2016

“Results from our industrial segment continue to be mixed by both end markets and geography. Our U.S. based industrial companies serving the commercial construction markets enjoyed high single-digit growth. However, our businesses with exposure to the global energy sector continue to be down by about 10%. Geographically, our Latin American industrial businesses showed strong organic growth in local currencies, while performance by businesses in Europe was somewhat choppy,” stated Sullivan.

Third-quarter sales in the company’s specialty segment increased 37.5% to $165.6 million from $120.4 million a year ago. Organic sales increased 7.5% and acquisitions added 31.5%, primarily a result of the inclusion of December’s results from SPHC companies that were reconsolidated with RPM at the beginning of the 2015 calendar year, along with the Morrells acquisition in March 2015. Foreign currency translation negatively impacted sales by 1.5%. Specialty segment EBIT increased 128.4% to $21.4 million from $9.4 million in the fiscal 2015 third quarter.

“Excluding the additional month of SPHC sales for December, our specialty businesses are gaining market share in a broad base of niche markets and performed well in Europe,” stated Sullivan.

Sales in RPM’s consumer segment increased 3.9% to $339.0 million from $326.4 million in the fiscal 2015 third quarter. Organic sales increased 4.6%, while acquisitions added 1.2%. Foreign currency translation negatively impacted sales by 1.9%. Consumer segment EBIT increased 10.3% to $38.8 million from $35.1 million a year ago.

“In our consumer segment, excluding the soft nail polish enamels business, organic growth was approximately 6%, fueled by recent market share gains and new product placements,” stated Sullivan.

Cash Flow and Financial Position

For the first nine months of fiscal 2016, cash from operations was $223.8 million, compared to $24.1 million in the first nine months of fiscal 2015. Capital expenditures during the current nine-month period of $54.8 million compare to $47.3 million over the same time in fiscal 2015. Total debt at the end of the first nine months of fiscal 2016 was $1.75 billion, compared to $1.87 billion a year ago and $1.66 billion at the end of fiscal 2015. RPM’s net (of cash) debt-to-total capitalization ratio was 55.3%, compared to 57.2% at February 28, 2015. During the first nine months of fiscal 2016, RPM repurchased 800,000 shares of its stock in the open market at a cost of $35.1 million.

“At February 29, 2016, RPM’s total liquidity, including cash and long-term committed available credit, was $864.5 million,” Sullivan stated. “We continue our search for strong acquisition candidates to enhance our product offerings and broaden our geographic presence, as well as investing in our future through internal growth initiatives,” stated Sullivan.

Nine-Month Results

Nine-month net sales grew 5.1% to $3.39 billion from $3.22 billion a year ago. Consolidated EBIT was $344.4 million, up 8.3% from $318.0 million a year ago. Reported net income of $201.8 million, or $1.50 per diluted share, increased 81.0% from net income of $111.5 million, or $0.84 per diluted share, in the year-ago period. Excluding fiscal 2015’s third-quarter non-cash, net tax charge, fiscal 2016 nine-month net income improved 3.5% from $195.0 million a year ago, or $1.44 per diluted share.

RPM Reports Fiscal 2016 Third-Quarter Results

April 6, 2016

Nine-Month Segment Sales and Earnings

Sales for RPM’s industrial segment declined 4.6%, to $1.76 billion from $1.84 billion in the fiscal 2015 first nine months. Organic sales increased 2.8%, while acquisitions added 0.6%. Foreign currency translation negatively impacted sales by 8.0%. Industrial segment EBIT of $150.8 million declined 6.7% from EBIT of $161.7 million in the first nine months of fiscal 2015.

Specialty segment sales increased 98.1% to $535.9 million from $270.5 million in the first nine months a year ago. Organic sales increased 3.4% and acquisitions, primarily the SPHC reconsolidation, added 99.4%. Foreign currency translation negatively impacted sales by 4.7%. Specialty segment EBIT grew 93.5% to $78.5 million from $40.6 million in the same period a year ago.

In the consumer segment, nine-month sales declined 1.4% to $1.10 billion from $1.11 billion in the first nine months of fiscal 2015. Organic sales improved 0.4%, while acquisitions added 0.7%. Foreign currency negatively impacted sales by 2.5%. Consumer segment EBIT declined 1.8%, to $170.2 million from $173.4 million in the first nine months a year ago.

Business Outlook

“For the fourth quarter of our fiscal year, we expect consumer segment sales to grow in the mid-single-digit range. Benefits from recent market share gains and new product placements that just began impacting sales in the third quarter this year are expected to continue adding incremental sales into fiscal 2017. In our industrial segment, we expect solid growth for businesses serving the U.S. commercial construction markets to be somewhat offset by results from businesses serving the global energy sector. In our specialty segment businesses, sales growth in the mid- to upper-single-digit range will be predominately organically driven.

“While the negative impact of currency translation is diminishing slightly on a sequential basis, it will continue to challenge us. In addition, during last year’s fiscal fourth quarter, the company reversed a Synta earn-out accrual in the amount of $9.9 million, impacting EPS favorably by $0.05 per share. Taking into account all of these factors, we are maintaining our guidance for fiscal 2016 full-year results of $2.50 per diluted share,” Sullivan stated.

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

RPM Reports Fiscal 2016 Third-Quarter Results

April 6, 2016

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT today until 11:59 p.m. EDT on April 13, 2016. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 41121751. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, and Euclid Chemical. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, RPM Belgium, Legend Brands, Kop-Coat, and TCI. Additional details can be found at www.rpminc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations, at 330-273-5090 or bslifstein@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2015, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	As Reported				Adjusted (1)
	Three Months Ended		Nine Months Ended		Three Months Ended	Nine Months Ended
	February 29,	February 28,	February 29,	February 28,	February 28,
	2016	2015	2016	2015	2015	2015
Net Sales	$988,555	$946,367	$3,387,065	$3,221,391	$946,367	$3,221,391
Cost of sales	575,593	566,629	1,947,211	1,879,317	566,629	1,879,317

Gross profit	412,962	379,738	1,439,854	1,342,074	379,738	1,342,074
Selling, general & administrative expenses	370,913	346,171	1,096,361	1,027,585	346,171	1,027,585
Interest expense	23,140	21,493	68,078	60,312	21,493	60,312
Investment (income), net	(2,909)	(7,693)	(8,077)	(16,554)	(7,693)	(16,554)
Other (income), net	(88)	(660)	(876)	(3,524)	(660)	(3,524)

Income before income taxes	21,906	20,427	284,368	274,255	20,427	274,255
Provision for income taxes	2,613	99,379	80,564	174,512	(6,847)	68,286

Net income	19,293	(78,952)	203,804	99,743	27,274	205,969
Less: Net income attributable to noncontrolling interests	711	(21,604)	1,974	(11,754)	1,118	10,968

Net income attributable to RPM International Inc. Stockholders	$18,582	$(57,348)	$201,830	$111,497	$26,156	$195,001

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.14	$(0.44)	$1.53	$0.84	$0.20	$1.47

Diluted	$0.14	$(0.44)	$1.50	$0.84	$0.20	$1.44

Average shares of common stock outstanding - basic	129,068	129,795	129,506	130,039	129,795	130,039

Average shares of common stock outstanding - diluted	129,068	129,795	136,848	134,995	129,795	134,995

(1) See attached page for reconciliation from As Reported to Adjusted figures

SUPPLEMENTAL SEGMENT INFORMATION IN THOUSANDS (Unaudited)
	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015
Net Sales:
Industrial Segment	$484,012	$499,594	$1,757,542	$1,841,714
Specialty Segment	165,559	120,403	535,928	270,516
Consumer Segment	338,984	326,370	1,093,595	1,109,161

Total	$988,555	$946,367	$3,387,065	$3,221,391

Income Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (b)	$628	$6,902	$146,341	$155,135
Interest (Expense), Net (c)	(1,448)	(1,872)	(4,482)	(6,519)

EBIT (d)	$2,076	$8,774	$150,823	$161,654

Specialty Segment
Income Before Income Taxes (b)	$21,587	$9,558	$79,117	$40,898
Interest Income, Net (c)	188	188	583	304

EBIT (d)	$21,399	$9,370	$78,534	$40,594

Consumer Segment
Income Before Income Taxes (b)	$38,785	$35,147	$170,337	$173,378
Interest Income (Expense), Net (c)	16	6	116	(6)

EBIT (d)	$38,769	$35,141	$170,221	$173,384

Corporate/Other
(Expense) Before Income Taxes (b)	$(39,094)	$(31,180)	$(111,427)	$(95,156)
Interest (Expense), Net (c)	(18,987)	(12,122)	(56,218)	(37,537)

EBIT (d)	$(20,107)	$(19,058)	$(55,209)	$(57,619)

Consolidated
Income Before Income Taxes (b)	$21,906	$20,427	$284,368	$274,255
Interest (Expense), Net (c)	(20,231)	(13,800)	(60,001)	(43,758)

EBIT (d)	$42,137	$34,227	$344,369	$318,013

(a)	Prior period information has been recast to reflect the current period change in reportable segments.
(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED STATEMENTS OF INCOME

RECONCILIATION OF “AS REPORTED” TO “ADJUSTED”

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended February 28, 2015
	AS REPORTED	Adjustments		ADJUSTED
Net Sales	$946,367	$—		$946,367
Cost of sales	566,629	—		566,629

Gross profit	379,738	—		379,738
Selling, general & administrative expenses	346,171	—		346,171
Interest expense	21,493	—		21,493
Investment expense (income), net	(7,693)	—		(7,693)
Other expense (income), net	(660)	—		(660)

Income before income taxes	20,427	—		20,427
Provision for income taxes	99,379	(106,226	) (1)	(6,847)

Net income (loss)	(78,952)	106,226		27,274
Less: Net (loss) income attributable to noncontrolling interests	(21,604)	22,722	(1)	1,118

Net (loss) income attributable to RPM International Inc. Stockholders	$(57,348)	$83,504		$26,156

(Loss) earnings per share attributable to RPM International Inc. Stockholders:
Basic	$(0.44)	$0.64		$0.20

Diluted	$(0.44)	$0.64		$0.20

(1)	Reflects adjustments related to the recognition of an ASC 740-30 tax liability for the potential repatriation of foreign earnings and related impact on NCI Net Income.

	Nine Months Ended February 28, 2015
	AS REPORTED	Adjustments		ADJUSTED
Net Sales	$3,221,391	$—		$3,221,391
Cost of sales	1,879,317	—		1,879,317

Gross profit	1,342,074	—		1,342,074
Selling, general & administrative expenses	1,027,585	—		1,027,585
Interest expense	60,312	—		60,312
Investment (income), net	(16,554)	—		(16,554)
Other expense (income), net	(3,524)	—		(3,524)

Income before income taxes	274,255	—		274,255
Provision for income taxes	174,512	(106,226	) (1)	68,286

Net income	99,743	106,226		205,969
Less: Net income (loss) attributable to noncontrolling interests	(11,754)	22,722	(1)	10,968

Net income attributable to RPM International Inc. Stockholders	$111,497	$83,504		$195,001

Earnings per share attributable to RPM International Inc. Stockholders:
Basic	$0.84	$0.63		$1.47

Diluted	$0.84	$0.60		$1.44

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	February 29, 2016	February 28, 2015	May 31, 2015
Assets
Current Assets
Cash and cash equivalents	$220,712	$220,390	$174,711
Trade accounts receivable	769,003	823,126	980,737
Allowance for doubtful accounts	(22,450)	(25,975)	(24,526)

Net trade accounts receivable	746,553	797,151	956,211
Inventories	739,716	724,116	674,205
Deferred income taxes	29,042	29,644	29,892
Prepaid expenses and other current assets	194,285	255,468	264,827

Total current assets	1,930,308	2,026,769	2,099,846

Property, Plant and Equipment, at Cost	1,278,553	1,224,640	1,258,304
Allowance for depreciation	(698,902)	(656,328)	(668,658)

Property, plant and equipment, net	579,651	568,312	589,646

Other Assets
Goodwill	1,182,293	1,201,112	1,215,688
Other intangible assets, net of amortization	566,977	603,398	604,130
Deferred income taxes, non-current	2,237	—	5,685
Other	186,623	155,125	179,245

Total other assets	1,938,130	1,959,635	2,004,748

Total Assets	$4,448,089	$4,554,716	$4,694,240

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$367,038	$379,975	$512,165
Current portion of long-term debt	3,405	151,531	2,038
Accrued compensation and benefits	129,105	117,773	169,370
Accrued losses	27,581	21,808	22,016
Other accrued liabilities	255,274	182,145	197,647

Total current liabilities	782,403	853,232	903,236

Long-Term Liabilities
Long-term debt, less current maturities	1,749,823	1,716,580	1,654,037
Other long-term liabilities	609,952	706,915	752,821
Deferred income taxes	65,391	44,196	90,681

Total long-term liabilities	2,425,166	2,467,691	2,497,539

Total liabilities	3,207,569	3,320,923	3,400,775

Commitments and contingencies
Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 132,846; 133,236; 133,203)	1,328	1,332	1,332
Paid-in capital	895,131	852,559	872,127
Treasury stock, at cost	(191,693)	(121,312)	(124,928)
Accumulated other comprehensive (loss)	(497,754)	(344,576)	(394,135)
Retained earnings	1,031,020	843,647	936,996

Total RPM International Inc. stockholders’ equity	1,238,032	1,231,650	1,291,392
Noncontrolling interest	2,488	2,143	2,073

Total equity	1,240,520	1,233,793	1,293,465

Total Liabilities and Stockholders’ Equity	$4,448,089	$4,554,716	$4,694,240

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Nine Months Ended
	February 29,	February 28,
	2016	2015
Cash Flows From Operating Activities:
Net income	$203,804	$99,743
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	49,980	45,870
Amortization	33,151	25,961
Reversal of contingent consideration obligations	(14,500)	(19,180)
Deferred income taxes	(18,556)	93,274
Stock-based compensation expense	23,000	22,443
Other non-cash interest expense	7,305	3,182
Other	1,994	(4,961)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	179,003	72,633
(Increase) in inventory	(81,837)	(83,257)
(Increase) decrease in prepaid expenses and other current and long-term assets	(13,347)	435
(Decrease) in accounts payable	(133,841)	(147,979)
(Decrease) in accrued compensation and benefits	(35,202)	(53,593)
Increase (decrease) in accrued losses	5,948	(7,579)
Increase in other accrued liabilities	4,696	18,801
Other	12,221	(41,678)

Cash Provided By Operating Activities	223,819	24,115

Cash Flows From Investing Activities:
Capital expenditures	(54,819)	(47,293)
Acquisition of businesses, net of cash acquired	(28,926)	(433,885)
Purchase of marketable securities	(21,981)	(35,033)
Proceeds from sales of marketable securities	18,722	41,308
Other	7,430	13,126

Cash (Used For) Investing Activities	(79,574)	(461,777)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	116,578	526,585
Reductions of long-term and short-term debt	(19,419)	(10,609)
Cash dividends	(107,806)	(101,541)
Shares of common stock repurchased and returned for taxes	(66,765)	(35,912)
Payments of acquisition-related contingent consideration	(2,006)	(24,750)
Other	(1,239)	1,969

Cash (Used For) Provided By Financing Activities	(80,657)	355,742

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(17,587)	(30,558)

Net Change in Cash and Cash Equivalents	46,001	(112,478)
Cash and Cash Equivalents at Beginning of Period	174,711	332,868

Cash and Cash Equivalents at End of Period	$220,712	$220,390